Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Open TV Corp.

We consent to the incorporation by reference in the registration statements (No. 333-74026, No. 333-52180, No. 333-42892 and No. 333-37196) on Form S-8 of OpenTV Corp. and subsidiaries of our report dated April 8, 2003, with respect to the consolidated balance sheet of OpenTV Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 Annual Report on Form 10-K of OpenTV Corp. and subsidiaries.

Our report dated April 8, 2003 refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002 and the audit of the reclassification that was applied to revise the 2001 consolidated financial statements for the adoption of Emerging Issues Task Force Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products,” as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 or 2000 consolidated financial statements other than with respect to such reclassification.

/s/    KPMG LLP

Mountain View, California

April 8, 2003